                          Willkie Farr & Gallagher
                             One Citicorp Center
                            153 East 53rd Street
                       New York, New York  10022-4677





August 11, 1997




Warburg, Pincus Trust
466 Lexington Avenue
New York, New York 10017-3147

Ladies and Gentlemen:

We have acted as counsel to Warburg, Pincus Trust (the "Trust"), a business trust organized under the laws of The Commonwealth of Massachusetts, in connection with the Trust's establishment of a new series, the Growth & Income Portfolio (the "Portfolio").

We have examined copies of the Trust's Declaration of Trust, as amended (the "Declaration"), the Trust's By-Laws, the Trust's Registration Statement, as amended, on Form N-1A, Securities Act File No. 33-58125 and Investment Company Act File No. 811-07261 (the "Registration Statement"), and all resolutions adopted by the Trust's Board of Trustees at the Portfolio's organizational meeting held on July 30, 1997. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Portfolio, par value $.001 per share (the "Shares"), when duly sold, issued and paid for in accordance with the terms of the Declaration, the Trust's By-Laws and the Registration Statement, will be validly issued and will be fully paid and non-assessable shares of beneficial interest of the Trust, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

Warburg Pincus Trust
August 11, 1997
Page 2


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the statement of additional information included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Trust or the Shares under the securities laws of any state or other jurisdiction.

We are admitted to practice only in the State of New York and are not admitted to practice under, nor are we experts with respect to, the laws of the Commonwealth of Massachusetts. Accordingly, in rendering the opinions set forth above when we have relied with your consent on the opinion of Sullivan & Worcester, special Massachusetts counsel to the Trust, as to all matters of Massachusetts law.

Very truly yours,




/s/ Willkie Farr & Gallagher